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What is happening to ING International Value Fund (the “Fund”)?

At a meeting on March 27, 2008, the Board approved the appointment of ING Investment Management Co. (“ING IM”) as an additional sub-adviser to the Fund and the ING IM Sub- Advisory Agreement. If approved by shareholders, the ING IM Sub-Advisory Agreement is expected to become effective on or around July 15, 2008.

Why will ING Funds add ING IM as sub-adviser to the Fund alongside of Brandes Investment Partners L.P. (“Brandes”)?

Brandes has sub-advised the Fund since its inception in March 1995. In May 2002, Brandes informed Management that it had reached a limit on the amount of assets that it desired to manage using the international value strategy for the Fund. Management informed the Board about Brandes’ capacity constraints and upon the approval of the Board, the Fund was closed to new investments. Since that time, the Fund has experienced net cash outflows and declining assets, which management believes could threaten the economies of scale that the Fund achieved. Management also believes that international value stocks can be a valuable part of a well-diversified investment portfolio and sought a solution that would provide additional capacity for the Fund so that it could be reopened to new investors.

Management recommended, and the Board agreed to add an additional sub-adviser to manage a separate portion (“sleeve”) of the Fund. Adding a sub-adviser would not only provide the Fund with additional new capacity, but will allow the Fund to reopen beyond the point of Brandes’ capacity limit and will reduce the possibility of facing capacity issues in the future.

Why will ING Funds reopen the Fund?

The Fund has experienced net cash outflows and declining assets, which Management believes could threaten the economies of scale that the Fund achieved. Furthermore, we believe that international value stocks can be a valuable part of a well- diversified investment portfolio.

Who will be able to purchase shares?

The Fund will reopen to all investors.

When will the change be implemented?

The proposed addition of ING IM as sub-adviser will require shareholder approval. Shareholders are expected to receive proxy notices in May 2008 proposing the addition of ING IM as an additional sub-adviser to the Fund. The shareholder meeting date is expected to be July 15, 2008. If approved, the addition of ING IM is likely to occur on or about July 15, 2008, and it is expected that the Fund will reopen to new investors on or around August 1, 2008.

Who is ING IM?

Founded in 1972, ING IM is registered with the SEC as an investment adviser. ING IM has acted as adviser or sub-adviser to mutual funds since 1994 and has managed institutional accounts since 1972. ING IM is an indirect, wholly-owned subsidiary of ING Groep N.V. and is an affiliate of ING Investments, LLC (“ING Investments”), the Fund’s investment adviser. As of December 31, 2007, ING IM managed approximately $73.5 billion in assets. The principal office of ING IM is 230 Park Avenue, New York, New York 10169.

Who will manage the Fund?

The Brandes sleeve will continue to be managed by a team that includes Glenn R. Carlson, Brent V. Woods, Amelia Maccoun Morris, W. James Brown, Keith Colestock, and Brent Fredberg.

Philip A. Schwartz, CFA will be responsible for the day-to-day management of the Fund’s assets allocated to ING IM. Mr. Schwartz is a Senior Vice President and Senior Portfolio Manager. Mr. Schwartz is a Senior Portfolio Manager for the VP International Value strategy and manages ING VP International Value Portfolio. He has 21 years of investment experience. Prior to joining ING IM in 1993, he was with Cheuvreux De Virieu in Paris and New York. Earlier in his career, he held positions as a stock broker at Olde and Co. and Kidder, Peabody. Mr. Schwartz earned his B.A. and M.A. degrees in economics from Boston University.

Mr. Schwartz leads an investment team of 4 analysts, each with an average of 11 years of experience investing in international companies. Additionally, the team has access to 50 investment professionals located in ING offices in Europe, Japan and Asia. The US-based team of 10 domestic analysts is also available as a resource to the international value strategy.

What is ING IM’s investment philosophy and process?

ING IM employs a classic value approach to international investing by seeking out companies whose securities are trading at a discount to their intrinsic value with the potential for improving returns on capital or earnings growth. ING IM primarily uses a bottom-up fundamental analysis to identify stocks which it believes offer good value relative to their peers in the same industry, sector or region. It also uses a top-down analysis to identify important themes or issues which may affect the investment environment in certain regions or sectors and to estimate regional market risks. In conducting its fundamental analysis, ING IM focuses on various factors, including valuation of the companies, catalysts to stock price appreciation, quality of management and financial measures, especially cash flow and the cash flow return on capital.

Please take the time to read the Proxy Statement when it becomes available because it covers matters that are important to the Fund and to you as a shareholder. The Fund files reports, proxy materials and other information with the SEC. Such materials are available in the EDGAR Database on the SEC’s internet site at http://www.sec.gov. You can also obtain copies of the proxy (when available), the Fund’s prospectus, statement of additional information, semi-annual report, and annual report, upon request, without charge, by writing to the ING Funds, 7337 East Doubletree Ranch Road, Scottsdale, Arizona, 85258-2034, Attention: Literature Fulfillment, or by calling (800) 992-0180.

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Where can I learn more about ING IM and the Fund?

Please refer to the ING International Value Fund prospectus supplement dated May 5, 2008.

What is Brandes’ investment philosophy and process?

Brandes applies the technique of “value investing” by seeking stocks that its research indicates are priced below their longterm value. The process uses a sophisticated computer database that constantly screens international companies across the globe. Brandes focuses on valuation measures such as price-to-earnings or price-to- book ratios as well as liquidity and market capitalization. Brandes also applies the principles of its investment philosophy to determine an estimate of each company’s value, then thoroughly reviews each company to find and purchase shares of businesses that Brandes believes are selling at a significant discount to their true worth.

How will the multi-manager sleeve approach of the Fund work?

If shareholders approve the appointment of ING IM as an additional sub-adviser, effective on or around July 15, 2008, ING IM will be allocated approximately $250 million of the Fund’s assets to manage. Initially, cash inflows into the Fund are more likely to be allocated to the ING IM sleeve and Fund redemptions will more likely come out of the Brandes sleeve. ING Investments may change the allocation of the Fund’s assets between the sub-advisers as it determines necessary to pursue the Fund’s investment objective.

Will new investors to the Fund only be invested with ING IM?

No. ING IM will operate independently from Brandes, in a separate sleeve of the Fund. However, shareholders participate in the entire Fund - both sleeves - and participate in the performance obtained by the two sub-advisers that manage an international value strategy. ING Investments will continue to retain overall management and oversight responsibility for the Fund, and the two sleeves will be viewed on a combined basis for compliance and performance purposes.

What is the Fund’s benchmark?

The Fund’s benchmark will remain the MSCI Europe, Australasia, Far East Index (MSCI EAFE® Index).

What are the Fund’s principal risks?

The following outlines the principal risks of investing in the Fund under the revised investment strategies. Debt securities risk and derivatives risk will be new principal risks of investing in the Fund. You could lose money on an investment in the Fund. The Fund may be affected by the following risks, among others:

Convertible Securities – the value of convertible securities may fall when interest rates rise. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. The Fund could also lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Debt Securities – the value of debt securities may fall when interest rates rise. Debt securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than debt securities with shorter maturities. The Fund could lose money if the issuer of a debt security is unable to meet its financial obligations or goes bankrupt.

Derivatives – derivatives are subject to the risk of changes in the market price of the underlying securities, credit risk with respect to the counterparty to the derivative instruments and the risk of loss due to changes in interest rates. The use of certain derivatives may also have a leveraging effect which may increase the volatility of the Fund and may reduce its returns.

Emerging Markets – Because of less developed markets and economies and, in some countries, less mature governments and governmental institutions, the risks of investing in foreign securities can be intensified in the case of investments in issuers domiciled or doing substantial business in countries with an emerging securities market. These risks include: high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of investors and financial intermediaries; political and social uncertainties; overdependence on exports, especially with respect to primary commodities, making these economies vulnerable to changes in commodity prices; overburdened infrastructure and obsolete or unseasoned financial systems; environmental problems; less developed legal systems; and less reliable custodial services and settlement practices.

Foreign Investing – foreign investments may be riskier than U.S. investments for many reasons, including: changes in currency exchange rates; unstable political, social and economic conditions; a lack of adequate or accurate company information; differences in the way securities markets operate; less secure foreign banks or securities depositories than those in the United States; less standardization of accounting standards and market regulations in certain foreign countries; and varying foreign controls on investments. Foreign investments may also be affected by administrative difficulties, such as delays in clearing and settling transactions. Additionally, securities of foreign companies may be denominated in foreign currencies. Exchange rate fluctuations may reduce or eliminate gains or create losses. Hedging strategies intended to reduce this risk may not perform as expected. ADRs, EDRs and GDRs are subject to risks of foreign investments, and they may not always track the price of the underlying foreign security. These factors may make foreign investments more volatile and potentially less liquid than U.S. investments. To the extent the Fund invests in countries with emerging securities markets, the risks of foreign investing may be greater, as these countries may be less politically and economically stable than other countries. It may also be more difficult to buy and sell securities in countries with emerging securities markets.

Market Trends – from time to time, the stock market may not favor the value-oriented securities in which the Fund invests. Rather, the market could favor growth-oriented securities, or may not favor equities at all.

Other Investment Companies – the main risk of investing in other investment companies is the risk that the value of the underlying securities might decrease. Because the Fund may invest in other investment companies, you will pay a proportionate share of the expenses of that other investment company (including management fees, administrative fees, and custodial fees) in addition to the expenses of the Fund.

FOR INSTITUTIONAL PUBLIC USE ONLY. Not to be used with the general public under any circumstances.

Price Volatility – the value of the Fund changes as the prices of its investments go up or down. Equity securities face market, issuer and other risks, and their values may fluctuate, sometimes rapidly and unpredictably. Market risk is the risk that securities may decline in value due to factors affecting securities markets generally or particular industries. Issuer risk is the risk that the value of a security may decline for reasons relating to the issuer such as changes in the financial condition of the issuer. While equities may offer the potential for greater long-term growth than most debt securities, they generally have higher volatility. The Fund may invest in securities of small- and midsized companies, which may be more susceptible to greater price volatility than larger companies because they typically have fewer financial resources, more limited product and market diversification and may be dependent on a few key managers.

Value Investing – securities that appear to be undervalued may never appreciate to the extent expected. Further, because the prices of value- oriented securities tend to correlate more closely with economic cycles than growth-oriented securities, they generally are more sensitive to changing economic conditions, such as changes in interest rates, corporate earnings and industrial production.

Inability to Sell Securities – securities of smaller companies trade in lower volume and may be less liquid than other investments and securities of larger, more established companies. The Fund could lose money if it cannot sell a security at the time and price that would be most beneficial to the Fund.

Securities Lending – there is the risk that when lending portfolio securities, the securities may not be available to the Fund on a timely basis and it may lose the opportunity to sell the securities at a desirable price. Engaging in securities lending could have a leveraging effect, which may intensify the market risk, credit risk and other risks associated with investments in the Fund.

What are the changes to the Fund’s fee structure due to the addition of ING IM as a sub-adviser?

For the services it provides to the Fund under the Investment Management Agreement, ING Investments currently receives advisory fees payable monthly of 1.00% of the Fund’s average daily net assets.

If ING IM is appointed as an additional sub-adviser to the Fund, the advisory fees payable to ING Investments by the Fund will be determined based on the fee schedule shown below (this schedule applies to all assets of the Fund):

Advisory Fee:	1.00% on the first $5 billion;
0.95% on the next $2.5 billion;
0.90% on the next $2.5 billion; and
0.85% on assets above $10 billion.

The sub-advisory fees payable by ING Investments to Brandes and ING IM under their respective sub-advisory agreements are shown in the table below.

	Brandes Investment Sleeve	ING IM Investment Sleeve
Sub-Advisory Fee	0.50% of the Fund’s average daily net assets managed by Brandes

0.45% on the first $5 billion;

0.4275% on the next $2.5 billion;

0.4050% on the next $2.5 billion; and 0.3825% on assets above $10 billion

(as a percentage of average daily net assets managed by ING IM).

The addition of ING IM is not expected to change the Fund’s operating expenses. The Fund’s expenses are shown in the table below:

	Gross	Net
Class A	1.59%	1.59%
Class B	2.29%	2.29%
Class C	2.29%	2.29%
Class I	1.23%	1.23%
Class Q	1.48%	1.48%

There are two types of fees and expenses when you invest in mutual funds: fees including sales charges, you pay directly when you buy or sell shares, and operating expenses paid each year by a Fund. Actual expenses paid by the Fund may vary from year to year.

Expense Ratio reflects the Fund’s estimated operating expenses as a percentage of average daily net assets. These estimated expenses are based on the Fund’s actual operating expenses for its most recently completed fiscal year as adjusted for contractual changes, if any, and fee waivers to which ING Investments, the investment adviser to the Fund, has agreed.

For more complete information, or to obtain a prospectus on any ING Fund, please call ING Funds Distributor, LLC at (800) 334-3444 or log on to www.ingfunds.com. The prospectus should be read carefully before investing. Consider the fund’s investment objectives, risks, and charges and expenses carefully before investing. The prospectus contains this information and other information about the fund. Not all funds are available for sale at all firms.

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